Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH CORPORATION REPORTS SECOND QUARTER
FISCAL 2010 EARNINGS
     CHARLOTTE, N.C., May 5, 2010 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, today announced operating results for its second quarter of fiscal 2010 which ended March 31, 2010.
Highlights
•	Net revenue of $134.9 million, up 3.2% compared to second quarter of fiscal 2009 and up 8.7% compared to first quarter of fiscal 2010.
•	Total admissions increase of 7.3% and adjusted admissions increase of 12.2% compared to second quarter of fiscal 2009 and total admissions increase of 7.9% and adjusted admissions increase of 12.4% compared to the first quarter of fiscal 2010.
•	Same facility hospital adjusted admissions up 2.8% compared to second quarter of fiscal 2009; and up 8.6% compared to first quarter of fiscal 2010.
•	Adjusted EBITDA of $11.2 million and same facility Adjusted EBITDA of $13.1 million for the second fiscal quarter of 2010. Same facility Adjusted EBITDA excludes the operations of Hualapai Mountain Medical Center, MedCath’s newest hospital that opened in October 2009.

•	Operating cash flow from continuing operations of $13.9 million compared to $14.9 million in the second quarter of fiscal 2009 and $1.2 million in the first quarter of fiscal 2010.
•	EPS from continuing operations of $(0.59) and Adjusted EPS from continuing operations of $0.10, excluding non-cash impairment expense, share-based compensation expense and a loss on a note receivable.
     Commenting on the results, Ed French, MedCath’s president and chief executive officer, said, “We are pleased with the financial results for our second quarter in terms of volume growth in comparison to the prior year and our first quarter. Our Adjusted EBITDA and Adjusted EBITDA margin improved significantly from our first quarter to our second quarter in fiscal 2010. We remain committed to maintaining our focus on our hospitals’ operations as we pursue our strategic plans announced in March to explore the sale of MedCath, the individual assets, or our interest in the individual assets.”
Second Quarter of Fiscal 2010 Results compared to First Quarter of Fiscal 2010 Results
     MedCath’s reported net revenue increased 8.7% to $134.9 million in the second quarter of fiscal 2010 compared to $124.1 million in the first quarter of fiscal 2010. Same facility net revenue for second quarter of fiscal 2010, which excludes the results of Hualapai Mountain Medical Center, totaled $127.7 million compared to $119.5 million in the first quarter of fiscal 2010. Income from operations decreased to a loss of $(17.2) million in the second quarter of fiscal 2010 from $(4.8) million in the first quarter of fiscal 2010. MedCath’s (loss) income from continuing operations was $(11.6) million, or $(0.59) per diluted share, in the second quarter of fiscal 2010 compared to $(3.2) million, or $(0.16) per diluted share, in the first quarter of fiscal 2010. MedCath’s second quarter of fiscal 2010 financial results include a $19.5 million non-cash fixed asset impairment charge, and a $1.5 million loss on note receivable.
     Adjusted EBITDA for the second quarter of fiscal 2010 was $11.2 million in the second quarter of fiscal 2010 compared to $4.4 million in the first quarter of 2010 while same facility Adjusted EBITDA for the second quarter of fiscal 2010 totaled $13.1 million compared to $6.8 million in the first quarter of fiscal 2010. Adjusted EBITDA excludes impairment expense, share-based compensation, pre-opening expenses and a loss due to the write-down of a note receivable, but these items are included as a component of income from continuing operations. Share-based compensation expense totaled $1.2 million in the second quarter of fiscal 2010, or $0.04 per diluted share, compared to $0.6 million expense, or $0.02 per diluted share, in the first quarter of fiscal 2010. MedCath incurred no pre-opening expenses in the second quarter of fiscal 2010, compared to pre-opening expenses of $0.9 million, or $0.03 per diluted share, in the first quarter of fiscal 2010. Impairment expense totaled $19.5 million in the second quarter of fiscal 2010, or $0.60 per diluted share, while there was no similar impairment expense in the first quarter of fiscal 2010. Loss on a note receivable totaled $1.5 million in the second quarter of fiscal 2010, or $0.05 per diluted share, while there was no loss on the note receivable in the first quarter of fiscal 2010. Excluding these items, MedCath’s Adjusted EPS for the second quarter of fiscal 2010 was $0.10 compared to $(0.11) in first quarter of fiscal 2010.
Second Quarter of Fiscal 2010 Results Compared to Second Quarter of Fiscal 2009 Results
     MedCath’s reported net revenue increased 3.2% to $134.9 million in the second quarter of fiscal 2010 compared to $130.8 million in the second quarter of fiscal 2009. Same facility net revenue for second quarter of fiscal 2010, which excludes the results of Hualapai Mountain Medical Center, totaled $127.7 million compared to $130.8 million in the second quarter of fiscal 2009. Income from operations decreased to a loss of $(17.2) million in the second quarter of fiscal 2010 from $8.1 million in the second quarter of fiscal 2009. MedCath’s (loss) income from continuing operations was $(11.6) million, or $(0.59) per diluted share, in the second quarter of fiscal 2010 compared to $4.2 million, or $0.21 per diluted share, in the second quarter of fiscal 2009. MedCath’s second quarter of fiscal 2010 financial results include a $19.5 million non-cash fixed asset impairment charge, and a $1.5 million loss on note receivable. There were no similar impairment charges or loss on note receivable in the second quarter of fiscal 2009. Share-based compensation expense totaled $1.2 million in the second quarter of fiscal 2010, or $0.04 per diluted share, compared to a $0.8 million expense, or $0.03 per diluted share, in the second quarter of fiscal 2009. MedCath incurred no pre-opening expenses in the second quarter of fiscal 2010, compared to pre-opening expenses of $0.4 million, or $0.01 per diluted share, in the second quarter of fiscal 2009.
     Excluding these items, Adjusted EBITDA was $11.2 million in the second quarter of fiscal 2010 compared to $15.7 million in the same period of the prior year. MedCath’s Adjusted EPS for the second quarter of fiscal 2010 was $0.10 compared to $0.25 in second quarter of fiscal 2009.
Operating Statistics, Cash Flow and Capital Expenditures
     MedCath’s financial results for the fiscal quarter ended March 31, 2010, reflect a 7.3% increase in total admissions and a 12.2% increase in adjusted admissions compared to the second quarter of fiscal 2009. Same facility hospital admissions in the second quarter of fiscal 2010 were 6,191, down 0.1% compared with the second quarter of fiscal 2009. Same facility hospital adjusted admissions totaled 9,058, up 2.8% compared to the second quarter of fiscal 2009. Same facility hospital outpatient cases totaled 14,362 in the second quarter of fiscal 2010, up 10.9% in comparison to the second quarter of fiscal 2009.
     Compared to first quarter of fiscal 2010, MedCath’s total admissions in the second quarter of fiscal 2010 increased 7.9% and adjusted admissions increased 12.4%. Same facility hospital admissions increased 4.3%, same facility adjusted admissions increased 8.6% and same facility outpatient cases rose 11.4% over the same period.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 10.5% of hospital division net patient revenue before the deduction for charity care in the second quarter of fiscal 2010 compared to 8.2% in the second quarter of fiscal 2009 and 10.7% in the first quarter of 2010.
     Net cash provided by operating activities from continuing operations for the second quarter of fiscal 2010 was $13.9 million compared to $14.9 million in the second quarter of fiscal 2009 and $1.2 million in the first quarter of fiscal 2010. Cash paid for capital expenditures during the second quarter of fiscal 2010 totaled $6.5 million, which included $2.7 million related to maintenance expenditures and $3.8 million related to MedCath’s construction projects.
Impairment and Other Expense
     MedCath’s second quarter of fiscal 2010 results include a $19.5 million non-cash impairment charge primarily related to the reduction in the carrying value of long-lived assets at two hospitals. As required by generally accepted accounting principles, MedCath evaluates the carrying value of its assets periodically to determine if the carrying value exceeds the assets’ fair value. As a result of this evaluation and sustained operating losses incurred at the hospitals, MedCath determined that an impairment charge was necessary to reflect the fair value of each of the two hospital’s long-lived assets. The non-cash impairment charge did not affect MedCath’s business operations, cash flow, cash position or access to its bank facility. However, the impairment charge reduced income from continuing operations by $19.5 million and earnings per diluted share by $0.60 in the second quarter of fiscal 2010. Also, MedCath’s operating results for the second quarter of fiscal 2010 reflect $1.5 million, or $0.05 per diluted share, in other expense related to the write-down of a note receivable owed to MedCath from a third-party that MedCath determined to be uncollectable.
Use of Non-GAAP Financial Measures
     Included in this press release and the supplemental financial information furnished herewith are certain financial measures that are not calculated and presented in conformity with generally accepted accounting principles (“non-GAAP measures”), such as Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and Adjusted diluted earnings per share from continuing operations (“Adjusted EPS”). Adjusted EBITDA represents MedCath’s (loss) income from continuing operations before interest expense; loss on early extinguishment of debt; income tax (benefit) expense; depreciation; amortization; share-based compensation expense; (gain) loss on disposal of property, equipment and other assets; interest and other income; equity in net earnings of unconsolidated affiliates; net income attributable to noncontrolling interests; impairment of property and equipment, loss on note receivable, and pre-opening expenses. Adjusted EPS represents MedCath’s diluted (loss) earnings per share from continuing operations for the fiscal quarter ended March 31, 2010 adjusted for share-based compensation expense, loss on early extinguishment of debt, impairment of property and equipment, loss on note receivable, and pre-opening expenses. MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA and Adjusted EPS to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and/or Adjusted EPS as a financial performance measure. Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations and Adjusted EPS to diluted EPS from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results on Thursday, May 6, 2010, during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 70550151. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, May 20, 2010. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 70550151. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including those relating to the potential sale of MedCath or its individual assets. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s second quarter of fiscal 2010 operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2009 filed with the Securities and Exchange Commission on December 14, 2009, as updated in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009 and our subsequent filings with the Securities and Exchange Commission. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.